Exhibit 10.22

FIFTH AMENDMENT AGREEMENT entered into as of September 30, 2023 (this “Fifth Amendment”),

BETWEEN:	KNIGHT THERAPEUTICS INTERNATIONAL S.A., a company registered under the laws of Uruguay (formerly known as Knight Therapeutics (Barbados) Inc.);

(hereinafter called the “Lender”)

AND:	SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Borrower”)

WHEREAS the Borrower and the Lender (then known as Knight Therapeutics (Barbados) Inc., a corporation formed under the laws of Barbados) are parties to that certain loan agreement made as of the 21st day of January, 2015, as amended by a first amending agreement dated November 12, 2015 and the amendment to the first amending agreement dated December 3, 2015, as amended and restated as of the 91h day of August, 2017, as amended by a loan amendment agreement to the amended and restated loan agreement dated May 14, 2018, as amended by a second amendment to the amended and restated loan agreement dated March 27, 2019, as amended by a third amendment to the amended and restated loan agreement dated May 8, 2020 and as amended by a fourth amendment (the “Fourth Amendment”) to the amended and restated loan agreement dated July 7, 2022 (such agreement, as amended, restated, amended and restated or otherwise modified from time to time as of the date hereof, the “Loan Agreement”);

WHEREAS the outstanding principal balance of the Loan Immediately prior to the Fifth Amendment Closing Date was $8,500,000;

WHEREAS the Borrower and the Lender have agreed to capitalize and add the all accrued interest, fees and other Obligations or charges outstanding as of the Fifth Amendment Closing Date to the principal amount of the Loan such that the principal balance of the Loan as of the Fifth Amendment Closing Date is $10,260,076;

WHEREAS the Borrower has requested certain amendments to the Loan Agreement; and the Lender has agreed to memorialize such amendments on the terms and conditions set forth herein;

WHEREAS the Borrower has requested that Lender extend the Maturity Date from September 30, 2023 to October 31, 2023 in accordance with Section 3.1(b) of the Loan Agreement and has paid the applicable Extension Fee and Extension Principal Payment;

NOW, THEREFORE, IN CONSIDERATION of these presents and of the mutual covenants hereinafter contained, the parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1 Capitalized Terms

In this Fifth Amendment (including the recitals), capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as if amended to include the amendments set out in this Fifth Amendment.

1.2 To be Read with Loan Agreement

This Fifth Amendment is an amendment to the Loan Agreement. Unless the context of the Fifth Amendment otherwise requires, the Loan Agreement and this Fifth Amendment shall be read together and shall have effect as if the provisions of the Loan Agreement and this Fifth Amendment were contained in one agreement.

ARTICLE 2
AMENDMENTS

2.1 Amendments to the Loan Agreement

The Borrower and the Lender hereby agree to amend the Loan Agreement as follows:

2.1.1.1	Section 1.1 of the Loan Agreement is amended by inserting or restating the following definitions (as the case may be):

“Escrow Agreement” means that certain escrow agreement dated as of the date hereof between Holdco, the Lender and Nelson Muffins, as escrow agent, entered into in connection with the Share Sale (as defined therein) pursuant to which Holdco agrees to sell a portion of its Equity Interests in the Borrower to the Lender on the Maturity Date (including, for certainty, any Extended Maturity Date).

“Extension Fee” means an extension fee payable by the Borrower for any exercise of a one month extension pursuant to Section 3.1(b) hereof, in an amount $136,000.

“Extension Principal Payment” means a mandatory principal payment in respect of the Loan payable by the Borrower for any exercise of a one month extension pursuant to Section 3.1(b), in an amount of $36,000.

“Fifth Amendment Closing Date” means September 30, 2023.

“FF Net Sales” means, with respect to any period, the total amount billed or invoiced on sales of FF Products plus any royalties or milestone payments received or accrued during such period in any jurisdiction by the Borrower or any of its Affiliates, their associated parties and any licensees to unaffiliated third parties in bona fide arm’s length transactions, less the sum of the following deductions, in each case to the extent reasonable and customarily provided to unaffiliated entities and actually allowed and taken or accrued with respect to such sales:

a. credits, price adjustments or allowances for damaged products, returns or rejections of any FF Products;

b. normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

c. chargeback payments, repayments and rebates (or the equivalent there of) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

d. sales, value-added (to the extent not refundable in accordance with Applicable Law), excise Taxes and other Taxes directly related to the sale (but not including Taxes assessed against the income derived from such sale).

e. stocking allowances ; and

f. any other payment by the applicable party or reduction in amounts receivable from a third party, the effect of which is to reduce gross revenue to the extent permitted to be deducted in calculating net sales in accordance with GAAP, the whole of which shall at all times be calculated in accordance with GAAP.

“ FF Products” means, collectively, the products known as FOCUSfactor and FOCUSfactor Kids and any other products of Borrower or its Subsidiaries now or hereafter marketed or sold under the FOCUSfactor brand, and any improvements thereon or accessions thereto.

“Holdco” means Gowan Capital, Inc. a Nova Scotia company.

“Holdco Pledge Agreement” means the stock pledge agreement dated as of the date hereof granted by Holdco in favour of the Lender as security for the Borrower’s repayment of the Loan.

“Loan” means the aggregate principal amount owing by the Borrower to the Lender on account of previous advances under the Loan Agreement and capitalized interest and fees, being $10,260,076 as of the Fifth Amendment Closing Date, and, for certainty, any reference to a Loan or to “the relevant Loan” in this Agreement shall be a reference to the Loan.

“Loan Documents” means (I) this Agreement, as amended hereby, and the Security Documents delivered by the Loan Parties and Holdco pursuant to this Agreement or otherwise in connection with this Agreement, including any Loan Document delivered to Lender as general continuing collateral security for the payment and performance of the present and future Obligations, as well as any amendments, replacements, supplements or other modifications hereto or thereto or any other documents or instruments contemplated hereby or thereby, (ii) all present and future security, agreements and documents labelled by the parties thereto as a Loan Document or that a reasonable Person would determine to be a Loan Document, including, for certainty, the JR Guarantee and the Holdco Pledge Agreement, (iii) all confirmation agreements delivered by the Loan Parties confirming the validity of any of the foregoing Loan Documents and (iv) Lender Distribution Agreements, in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Maturity Date” means September 30, 2023 or, if applicable, any Extended Maturity Date.

“Repayment Transaction” means the (X) the sale, licensing or any other disposition whatsoever of all or substantially all of the FOCUSfactor business or assets, (Y) the sale of substantially all of the assets and/or stock of the Borrower and (Z) the refinancing of the Loan with new third party indebtedness (each, a “Repayment Transaction”).

2.1.1.2	Section 3.1(a) of the Loan Agreement is hereby amended and restated as follows:

The Borrower shall pay in full to Lender the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon and any other accrued and unpaid Obligations, on the earliest to occur of., (i) the applicable Maturity Date; and (ii) the date of the acceleration of the Obligations pursuant to Section 11.2 of this Agreement.

2.1.1.3	Section 3.1(b) (Repayment Schedule) of the Loan Agreement is hereby amended and restated as follows:

Notwithstanding the foregoing, the Borrower may by (a) written notice to Lender not less than fifteen (15) days prior to the then applicable Maturity Date (the then “Existing Maturity Date’) and (b) payment of the applicable Extension Fee and Extension Principal Payment to the Lender, request that Lender extend the Existing Maturity Date for up to six additional periods of one (1) month. If (i) the Borrower timely delivers such notice to the Lender, (!i) the Borrower pays the applicable Extension Fee and Extension Principal Payment to Lender for the applicable extension, and (iii) no Default or Event of Default has occurred and is continuing both at the time of the request for an extension or the effective date of the extension, then the then Existing Maturity Date shall be extended for by one month from the then applicable Existing Maturity Date (the “Extended Maturity Date’) provided, that, for certainty, in no event may the Extended Maturity Date be extended under this Section 3.1(b) to a date later than March 31, 2024). If the Existing Maturity Date is extended pursuant to this Section 3.1(b), the terms and conditions of this Agreement will apply during such extension period.

2.1.1.4	Section 3.2 of the Loan Agreement is hereby amended and restated as follows:

Without the prior written consent of Lender, which may be withheld or conditioned by Lender in its sole discretion, the outstanding principal of Loan shall not be prepaid prior to the applicable Maturity Date. Notwithstanding the foregoing, Borrower shall be entitled to repay the Loan concurrently with the completion of a Repayment Transaction without the prior written consent of Lender if (i) Borrower has given Lender no less than 30 days prior written notice of such Repayment Transaction, (if) the proceeds of such Repayment Transaction sufficient to, and are used to, effect the indefeasible repayment and performance in full of the Obligations concurrently with the completion of such Repayment Transaction and (iii) no Event of Default shall have occurred and be continuing at the time Borrower gives prior written notice of such Repayment Transaction to Lender or at any time prior to the completion of such Repayment Transaction. Any amounts prepaid or repaid (to the extent permitted by Lender) shall not be re-borrowed and shall be applied (i) firstly in reduction of accrued and unpaid interest and all other amounts then outstanding (other than the principal amount of the Loan, and (ii) thereafter, in reduction of the principal amount of the Loan.

2.1.1.5	Section 4.1 of the Loan Agreement is hereby amended and restated as follows:

Subject to Section 4.3, the principal amount of the Loan and other outstanding Obligations relating to the Loan shall bear interest at a rate equal to 15.5% per annum compounded quarterly.

2.1.1.6	Section 4.2 of the Loan Agreement is hereby amended and restated as follows:

The Borrower shall pay Lender all accrued and unpaid interest on the principal amount of the Loan then outstanding monthly in arrears in cash (via wire transfer) on the last day of each month starting January 31, 2023. For certainty, the final payment date with respect to interest and principal owing under the Loan shall be the Maturity Date.

2.1.1.7	Section 4.3 of the Loan Agreement Is hereby amended and restated as follows:

Upon and after the occurrence of an Event of Default under Section 11.1, and during the continuation thereof, the principal amount of the Loan and the other Obligations shall bear interest at a rate per annum equal to the interest rate otherwise payable pursuant to Section 4.1 plus five percent (5%) and such interest shall be calculated daily and compounded quarterly and shall be payable on demand by Lender.

2.1.1.8	Section 4.4 of the Loan Agreement is hereby amended and restated as follows:

Interest with respect to the Loan shall be determined daily and compounded quarterly not in advance, both before and after demand, default and judgment and shall be computed on a 360-day basis.

2.1.1.9	Section 8.1(b) of the Loan Agreement is hereby amended by adding the following text after subsection (d):

(e) Without limiting the foregoing, the Borrower shall provide the Lender with

(1) a rolling weekly thirteen week cash flow forecast, with an explanation of any variance of more than $250,000 with respect to any week covered in a previously-submitted forecast;

and each of the following within thirty (30) days of each month end (in each case prepared by an independent financial advisor selected by or otherwise acceptable to the Lender and in form and substance satisfactory to the Lender):

(ii) detailed monthly bank statements for all Deposit Accounts of every Loan Party;

(iii) monthly consolidated financial statements (balance sheet, income statements and cash flow statements), including detailed consolidations workbooks;

(iv) monthly working capital analysis with detailed schedules supporting each item;

(v) monthly statement on revenue, gross margin and contribution margin by product; and

(vi) monthly revenue and cash flow forecasts for the next nine months.

2.1.1.10	Section 9.1(z)(i) of the Loan Agreement is hereby amended and restated as follows:

“(i) Minimum EBITDA. The Borrower shall maintain a minimum EBITDA of US$1,000,000 Million Dollars for the three (3) month period ending on the last day of each Fiscal Quarter starting June 30, 2023.

2.1.1.11	Section 9.1 of the Loan Agreement is hereby amended by adding the following immediately after Section 9.1(z)(iv):

“(v) FF Net Sales . The Borrower will at all times maintain FF Net Sales measured on a trailing twelve month basis of at least US$30,000,000.

2.1.1.12	Section 9.1(dd) of the Loan Agreement is hereby amended and restated as follows:

9.1(dd). Shareholders Agreement. The Lender and each of the other shareholders of the Borrower that own more than five percent (5%) of the Borrower’s issued and outstanding common stock shall to enter into a shareholders’ agreement governing the Borrower (the “Shareholders’ Agreement”) by no later than December 31, 2023, which shall contain customary terms and conditions acceptable to the Lender, including without limitation (0 board representation and governance decisions; (ii) shareholder approval thresholds for corporate decisions and actions including actions outside the ordinary course of business; (iii) definitions of liquidity events and alternative liquidation events and priorities as to distribution of proceeds in such circumstances; (iv) pre-emptive rights, rights of first refusal and tag-along rights; and (v) confidentiality, it being understood that the articles and by-laws of the Borrower shall be amended prior to or concurrently with the effective date of the Shareholders’ Agreement in order to the extent necessary to be consistent therewith; provided that failure to satisfy this obligation to enter the Shareholders’ Agreement will not be a Default or Event of Default, provided that, the foregoing obligation to enter into the Shareholders’ Agreement shall not apply of the shares of the Borrower are listed and posted for trading on a recognized stock exchange in North America on or prior to December 31, 2023.

2.1.1.13	The following shall be added as 9.1(ee) immediately following 9.1(dd):

9.1(ee) Boombod. By October 31, 2023, provide the Lender with satisfactory evidence that Boombod Limited shall have granted the Borrower fully-perfected subordinated Liens on all of its assets as security for indebtedness owing by Boombod Limited to the Borrower.

2.1.1.14	Section 2.1.1.12 of the Fourth Amendment is hereby amended and restated to read as set forth below, with the result being that (for certainty) Section 9.2 of the Loan Agreement as existed immediately prior to the Fourth Amendment remains in full force and effect, subject to the following:

2.1.1.14.1	Section 9.2(b) of the Loan Agreement is hereby amended and restated as follows:

(b) No Consolidation, Amalgamation, Merger, etc. Consolidate, amalgamate or merge with, or convert into, any other Person, export a corporation into a Jurisdiction outside of the United States, purchase, redeem, retire, defease or otherwise acquire any Equity Interests from any shareholder of the Borrower or enters into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution unless prior written approval has been delivered by Lender and such documentation as is required by counsel to Lender is delivered prior to or concurrently with such transaction, as mandated by counsel.

2.1.1.14.2	Section 9.2(n) of the Loan Agreement is hereby amended by adding the following text after the last sentence thereof:

Without limiting the foregoing, the aggregate gross compensation (including base salary, bonuses, and the value of equity benefits and any other compensation) payable to Jack Ross or to his Affiliates by the Borrower or its Subsidiaries during the 2023 Fiscal year shall not exceed US$500,000, and no payments to Jack Ross or to his Affiliates by the Borrower or its Subsidiaries on account of any 2022 income since October 27, 2022.

2.1.1.14.3	Section 9.2 of the Loan Agreement is hereby amended by adding the following text after subsection (u):

(t) Expenditures. Notwithstanding anything else set forth herein, not make expenditures or incur obligations or liabilities, absolute or contingent, in excess of $250,000 in the aggregate between the date hereof and the Maturity Date without the written consent of the Lender, other than the purchase of inventory and other reasonable expenditures in the ordinary course of business consistent with past practice.

2.1.1.15	From and as of the Fifth Amendment Closing Date, (i) all references in the Loan Agreement to “this Agreement” shall mean the Loan Agreement as amended by this Fifth Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, and (ii) all references in the other Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to the Loan Agreement as amended by this Fifth Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this Fifth Amendment and as may otherwise be amended restated, supplemented or otherwise modified from time to time and, for certainty, shall include any security, agreements and documents executed and delivered by the Borrower or any of its Subsidiaries or by Holdco in connection with this Fifth Amendment or the Loan Agreement. Except as expressly amended by this Fifth Amendment, all other provisions of the Loan Agreement and the Loan Documents not specifically amended hereby shall remain unchanged and in full force and effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties

In order to induce the Lender to enter Into this Fifth Amendment, the Borrower represents and warrants to the Lender as of the Fifth Amendment Closing Date as follows, which representations and warranties shall survive the execution and delivery hereof:

3.1.1.1	after giving effect to the updated disclosure schedules contemplated in subsection 3.1.4 of this Fifth Amendment, the representations and warranties set forth in Article 7 of the Loan Agreement are true and correct as of the Fifth Amendment Closing Date;

3.1.1.2	all consents and approvals required in connection with the execution and delivery by the Loan Parties and Holdco of this Fifth Amendment and the other Loan Documents contemplated hereby have been obtained;

3.1.1.3	the execution and delivery of this Fifth Amendment and the other Loan Documents contemplated hereby and the performance of the applicable Loan Parties and Holdco of their obligations under the Loan Documents, as amended, do not conflict with or contravene any agreement to which any Loan Party is a party;

3.1.1,4	attached to this Fifth Amendment are updated disclosure schedules to the Loan Agreement in connection with each representation set forth In Section 11 of the Loan Agreement, which schedules reflect such representations being current to the Fifth Amendment Closing Date (as contrasted to the Closing Date);

3.1.1.5	all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Fifth Amendment and the other Loan Documents contemplated hereby by the Loan Parties and Holdco; and

3.1.1.6	as of the Fifth Amendment Closing Date, no Default or Event of Default exists and the activities requiring revisions to the disclosure schedules do not reflect events or conditions that comprise a Default or Event of Default.

ARTICLE 4

CONDITIONS PRECEDENT & CLOSING DATE

4.1 Conditions Precedent

The effectiveness of this Fifth Amendment shall be subject to the following conditions precedent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

4.1.1.1	the Borrower will pay to the Lender an amendment fee of one million United States Dollars (US$1,000,000) (the “Closing Fee”) in consideration for the Lender’s agreement to amend the Loan Agreement pursuant to this Fifth Amendment, which amendment fee shall be fully earned on the date of this Fifth Amendment and payable on the Maturity Date (and, for certainty, the Closing Fee shall be Included among the “Obligations” as defined in this Agreement and in the other Loan Documents.);

4.1.1.2	this Agreement shall have been executed and delivered by all parties hereto;

4.1.1.3	the Borrower shall have provided the Lender with an updated Perfection Certificate which shall be current as of the Fifth Amendment Effective Date and which shall include information regarding all of the Loan Parties and Holdco, provided that, for certainty, the information regarding Holdco may be limited to Information that is relevant to the perfection of the security contemplated by the Holdco Pledge Agreement;

4.1.1.4	the Borrower shall have provided the Lender with current US and Canadian Lien and other Lender-requested searches regarding the Borrower and Holdco in all relevant jurisdictions, together with reports thereon;

4.1.1.5	the Borrower and its Subsidiaries and Jack Ross shall have executed and delivered to the Lender a confirmation of guarantee and security agreement;

4.1.1.6	Holdco and, as applicable, a duly authorized representative of Nelson Mullins, shall have executed and delivered to the Lender the Holdco Pledge Agreement, the Share Sale Agreement and the Escrow Agreement, each in form and substance satisfactory to the Lender;

4.1.1.7	the Lender shall have received certified copies of the resolutions authorizing the execution, delivery and performance of Borrower’s obligations hereunder and copies of the resolutions of the Borrower authorizing the confirmation of guarantee and security agreement regarding the Loan Documents to which they are a party and the transactions contemplated therein, resolutions of Holdco authorizing the Holdco Pledge Agreement, the Share Sale Agreement and the Escrow Agreement, and the incumbency of the officers of Borrower and Holdco;

4.1.1.8	certificates of status or good standing, as applicable, for all relevant Jurisdictions of Borrower and Holdco shall have been delivered to the Lender;

4.1.1.9	the Loan Parties shall be in compliance in all material respects with all (if any) Material Contracts and Material Licences to the satisfaction of the Lender and copies of all Material Contracts and Material Licences if any, applicable to the Loan Parties, shall have been delivered to the Lender;

411.10	evidence that all necessary or required consents or approvals of any Governmental Authority or other Person in connection the delivery of the Loan Documents have been obtained;

4.1.1.11	payment of all amounts and fees payable to the Lender (for certainty, including fees of counsel to the Lender), provided that fees of counsel to the Lender (not including taxes and disbursements) accrued as of the date hereof will only be reimbursed to the extent they do not exceed $150,000.00;

4.1.1.12	a currently dated letter of opinion of US counsel to the Borrower and Canadian counsel to Holdco shall have been delivered to the Lender. Such opinions shall, amongst other things, opine as to the enforceability of this Fifth Amendment, and the Loan Agreement as amended hereby, the Holdco Pledge, the Share Sale Agreement, the Escrow Agreement, that the existing Security delivered in connection with the Loan Agreement is first ranking perfected security in favour of the Lender in respect to all of the Obligations, and shall also address other customary corporate, enforceability, security and corporate matters;

4.1.1.13	the Borrower shall have delivered to the Lender certificates of insurance acceptable to the Lender showing, inter alia, the Lender as a first loss payee (or additional insured, as requested by the Lender) as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

4.1.1.14	no Default or Event of Default shall have occurred and be continuing on the Fifth Amendment Closing Date;

4.1.1.15	no Material Adverse Effect shall have occurred;

4.1.1.16	the Lender shall have received such additional evidence, documents or undertakings as the Lender shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Fifth Amendment; and

4.1.1.17	the Lender shall have completed all due diligence which it considers necessary or appropriate in its discretion in regard to the Loan Parties and their Property, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, In regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters, and shall have obtained all internal approvals required under its internal procedures.

4.2 Conditions Subsequent

The Borrower acknowledges that it has not delivered its Audited Financial Statements for each of the Audited Financial Statements for the 2021 Fiscal Year (the “2021 Audited FS”) and the Audited Financial Statements for the 2022 Fiscal Year (the “2022 Audited FS”) to the Lender as required pursuant to Section 8.1(b) of the Loan Agreement and the Lender has agreed to extend the cure period regarding these obligations until October 31, 2023 in respect of both the 2021 Audited FS and the 2022 Audited FS (the “Audited FS Deadline”) on the condition that such Audited Financial Statements (I) are consistent In all respects with the unaudited Financial Statements previously provided by the Borrower to the Lender and (II) are otherwise satisfactory and form and substance to the Lender. For certainty, the Borrower acknowledges and agrees that, notwithstanding anything else set forth in the Loan Agreement or any Loan Document, the failure by the Borrower to deliver the 2021 Audited FS or the 2022 Audited FS by the Audited FS Deadline shall constitute an Event of Default.

ARTICLE 5

MISCELLANEOUS

5.1 Further Assurances

Each of the Borrower and the Lender shall, from time to time hereafter and upon any reasonable request of the other party, execute and deliver such further agreements and documents and do all such other acts and things as may be necessary or appropriate to give effect to the foregoing.

5.2 Time of the Essence

Time shall be of the essence of this Fifth Amendment.

5.3 Severability

If any provision of this Fifth Amendment is found by final judgment of a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such provision (or part thereof, as the case may be) shall be severable and such finding shall not affect the validity or enforceability of the remainder of such provision or of any other provision hereof.

5.4 Enurement

This Fifth Amendment shall enure to the benefit of and be binding upon the parties hereto and their permitted assigns.

5.5 Counterparts

This Fifth Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

5.6 Paramountcy

In the event of any conflict or inconsistency between the terms and conditions of this Fifth Amendment and the terms and conditions of any other Loan Document, including the Loan Agreement, the terms and conditions of this Fifth Amendment shall prevail and be paramount to the extent of such conflict or inconsistency.

5.7 Continuance of Loan Agreement and Security

The Loan Agreement, as changed, altered, amended or modified by this Fifth Amendment, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. Nothing in this Fifth Amendment shall constitute a release, settlement, extinguishment, rescission or novation of any indebtedness or Loan outstanding under the Loan Agreement and all advances outstanding under the Loan Agreement shall continue as advances following the execution and delivery of this Fifth Amendment. Without limiting the foregoing, the Borrower hereby acknowledges and confirms that shall comply with and that it is subject to

5.8 Performance; No Lender Defaults.

The Borrower confirms that the Lender has fully and timely performed all of its respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably and in good faith. In further consideration of the Lender’s execution of this Fifth Amendment, the Borrower, on behalf of itself, its successors, assigns, affiliates, members, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Lender, and the respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents of each (each a “Releasee”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or (to the maximum extent permitted by applicable law) unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Lender, or any other Releasee, with respect to the Loan Documents and any collateral, other than Lender’s or any Releasee’s gross negligence or willful misconduct, on or before the date of this Fifth Amendment (collectively, the “Claims”). Borrower further agrees that it shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim.

5.9 Choice of Governing Law and Construction.

Except as expressly set forth therein, pursuant to Section 5-1401 of the New York General Obligations Law, this Fifth Amendment and the other Loan Documents (unless expressly stated otherwise in the other Loan Documents) shall be governed by the Laws of the State of New York therein as to interpretation, enforcement, validity, construction, effect, and in all other respects, including, without limitation, the legality of the interest rate and other charges, but excluding perfection and realization of the security interests and hypothecs in the Collateral, which shall be governed and controlled by the laws of the relevant jurisdiction.

5.10 Attornment.

Pursuant to Section 5-1402 of the New York General Obligations Law, the parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of New York and the United States courts for the Southern District of New York for all matters arising out of, or in connection with, this Fifth Amendment and the other Loan Documents.

5.11 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL,

5.12 Language

The parties acknowledge that they have requested that this Fifth Amendment and all ancillary documents be drawn up in the English language only. Les parties reconnaissent avoir exige que cette convention ainsi que tons les documents y relies soienf rediges en anglais seulement.

(signature page follows)

IN WITNESS WHEREOF the parties hereto have duly executed this Fifth Amendment as of the date and at the place first hereinabove set forth.

KNIGHT THERAPEUTICS INTERNATIONAL S.A.

By:	/s/ Arvind Utchanah
Name:	Arvind Utchanah
Title:	CFO

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chairman & CEO